Exhibit 10.13

SOUTHCROSS ENERGY PARTNERS, L.P.

NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

ARTICLE I
ESTABLISHMENT AND PURPOSE

1.1          Establishment.  Southcross Energy Partners GP, LLC, a Delaware limited liability company (the “Company”), as the general partner of Southcross Energy Partners, L.P. (the “Partnership”), has established the Southcross Energy Partners, L.P.  Non-Employee Director Deferred Compensation Plan for Non-Employee Directors.  The Plan allows Non-Employee Directors to defer the receipt of compensation payable for their Board service, whether in the form of cash compensation or equity-based compensation, and to receive such deferred compensation in the form of cash and Units as provided for in the Plan.

1.2          Purpose.  The Plan is intended to advance the interests of the Partnership and the holders of its Units by providing a means to attract and retain qualified persons to serve as Non-Employee Directors and to align Non-Employee Directors’ interests more closely with the interests of the holders of the Partnership’s Units by providing Non-Employee Directors with the opportunity to defer compensation they receive for their service as a Non-Employee Director in the form of Phantom Units and DERs.  The Plan sets forth the terms and conditions pursuant to which deferrals of compensation by Non-Employee Directors may be made, and describes the nature and extent of the Non-Employee Directors’ rights with respect to such deferred amounts.

1.3          Type of Plan. The Plan constitutes an unfunded, nonqualified deferred compensation plan.  The interest of each Participant in any Fees deferred under the Plan (and any Phantom Units or Account relating thereto) shall be that of a general creditor of the Company. Plan Accounts, and Phantom Units credited thereto, shall at all times be maintained by the Company as bookkeeping entries evidencing unfunded and unsecured general obligations of the Company. The nonqualified deferred compensation provided for in the Plan and credited to Participants’ Accounts consists of amounts of Phantom Units and DERs under the LTIP.

ARTICLE II
DEFINITIONS

Whenever the following terms are used in this Plan, they shall have the meaning specified below, unless the context clearly indicates to the contrary:

2.1          “Account” means each of the bookkeeping accounts established and maintained by the Company as described in Section 5.1 to which Non-Employee Directors’ deferrals and earnings will be credited.

2.2          “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.  As used herein, the term “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.3          “Beneficiary” means the person(s) or entity(ies) designated by the Non-Employee Director as described in Section 8.7 hereof who will receive the balance of the Non-Employee Director’s Account(s) in the event of his or her death.

2.4          “Board of Directors” or “Board” means the Board of Directors of the Company.

2.5          “Cash Compensation” means all forms of cash compensation paid by the Company for services as a Director including, but not limited to, retainer, committee fees and meeting fees.  Cash Compensation shall not include any expenses paid to a Non-Employee Director directly or through reimbursement.

2.6          “Code” means the Internal Revenue Code of 1986, as amended, including any rules and regulations promulgated thereunder and any successor thereto.

2.7          “Deferral Date” means each date on which a Non-Employee Directors’ Fees are deferred under the Plan pursuant to Article IV and credited to his or her Account pursuant to Article V.

2.8          “Deferral Election” means a written election by a Non-Employee Director to defer Fees under the Plan.

2.9          “DER” means a distribution equivalent right, representing a contingent right to receive an amount in Phantom Units equal in value to the distributions made by the Partnership with respect to a Unit during the period the Phantom Units are credited to Accounts.

2.10        “Effective Date” means March 7, 2013.

2.11        “Equity Compensation” means the annual equity award of Units paid by the Company as a retainer.

2.12        “Fair Market Value” means the closing sales price of a Unit on the applicable date (or if there is no trading in the Units on such date, on the preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Board). In the event Units are not publicly traded at the time a determination of Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made in good faith by the Board.

2.13        “Fees” means all Cash Compensation and Equity Compensation.

2.14        “LTIP” means the Southcross Energy Partners, L.P. 2012 Long-Term Incentive Plan, as it may be amended or amended and restated from time to time.

2.15        “Non-Employee Director” means, at any given time, a member of the Board who is not an employee or a paid consultant of the Company, the Partnership or any of their controlled Affiliates.

2.16        “Participant” means a Non-Employee Director who defers Equity Compensation and/or Cash Compensation under Article IV of the Plan.

2.17        “Phantom Unit” means the credit to a Participants Account under Article V of the Plan which represents the right to receive one Unit (or cash equal to the Fair Market Value of one Unit) on settlement of the Account.

2.18        “Plan” shall mean Southcross Energy Partners, L.P. Non-Employee Director Deferred Compensation Plan, as set forth herein and as it may be amended or amended and restated from time to time.

2.19        “Termination of Service” means a Non-Employee Director’s “Separation from Service” within the meaning given such term under Section 409A of the Code and United States Treasury Regulation Section 1.409A-1(h).

2.20        “Unit” means a Common Unit of the Partnership.

ARTICLE III
UNITS ISSUES UNDER THE PLAN

Units distributed in settlement of Accounts under the Plan will be issued pursuant to, and subject to additional terms and conditions described, in the LTIP.

ARTICLE IV
PARTICIPATION

4.1          Eligibility and Participation. Each Non-Employee Director shall be eligible to elect to defer Fees in accordance with this Article IV.  If any Non-Employee Director subsequently becomes an employee, officer or paid consultant of the Company, the Partnership or any of their controlled Affiliates, but does not incur a Termination of Service, such Non-Employee Director shall continue as a Participant with respect to Fees previously deferred but shall cease eligibility with respect to future Fees, if any, earned while an employee, officer or paid consultant.

4.2          Timing of Election. Each Non-Employee Director may make a Deferral Election on or before the last day of a calendar year to defer Fees payable during the next following calendar year with respect to services to be performed in such next following calendar year. In addition, any person who first becomes a Non-Employee Director on or after the Effective Date may, within 30 days after the date he or she first becomes a Non-Employee Director, make a Deferral Election with respect to Fees for services performed after the date of the Deferral Election. In the case of Non-Employee Directors who first become eligible to participate in the Plan as a result of the establishment of the Plan, such Non-Employee Directors may make a Deferral Election within 30 days after the Effective Date with respect to Fees for services performed after the date of the Deferral Election.  A Non-Employee Director who does not make a Deferral Election when first eligible to do so may make a Deferral Election at any time before the first day of any subsequent calendar year with respect to that calendar year.

4.3          Effect and Duration of Election. A timely made and properly completed Deferral Election shall apply to Fees payable with respect to services performed after the date such election becomes effective as described in Section 4.2.  Deferral Elections only are effective for the calendar year indicated on the written election form with respect to Fees payable for such calendar year and are not deemed continuous for subsequent calendar years and new Deferral Elections must be made for each calendar year for which a Non-Employee Director intends to defer Fees.  Except as permitted under Section 409A of the Code, Deferral Elections shall be irrevocable during the calendar year with respect to which the Deferral Election is made.

4.4          Form of Election. A Deferral Election shall be made in a manner satisfactory to the Board, and in accordance with the requirements of Section 409A of the Code, by completing and filing the specified election form with the Board or the Board’s designee within the period described in Section 4.2. The Board may require a Non-Employee Director to complete other forms and provide other data as a condition of participation in the Plan.

4.5          Deferral Election Amounts. A Participant may elect to defer all or any portion of the Fees for each calendar year for which the Participant is eligible to make a Deferral Election only as follows:

(a)           100% of his or her Cash Compensation; and/or

(b)           100% of his or her Equity Compensation.

ARTICLE V
ACCOUNTS

5.1          Establishment of Account. The Company will establish and maintain a separate Account in the name of each Non-Employee Director who has elected to defer Fees under the Plan. If a Non-Employee Director elects to defer Fees pursuant to Article IV, the Company will credit the Non-Employee Director’s Account with the amount of Fees deferred as of the date the Fees would have been paid to the Non-Employee Director in the absence of a Deferral Election.  All Fees credited to a Non-Employee Director’s Account shall be converted into Phantom Units.  The number of Phantom Units credited to a Participant’s Account with respect to deferrals of Cash Compensation shall equal the amount of such Fees deferred on the date the Cash Compensation would have been paid to the Participant in the absence of the Deferral Election divided by the Fair Market Value of a Unit on the day immediately before such date (fractional Phantom Units shall be calculated to three decimal places, and shall be credited cumulatively).  With respect to deferrals of the Equity Compensation, the number of Units that would have been payable to the Participant as the Equity Compensation in the absence of a Deferral Election shall be converted into the same number of Phantom Units and credited to the Participant’s Account as of the date such Equity Compensation would have been paid to the Participant in the absence of the Deferral Election.

5.2          Crediting of DER.  As of each distribution payment date with respect to Units, each Participant shall have credited to his or her Phantom Account a dollar amount equal to the amount of cash distributions that would have been paid on the number of Units equal to the number of Phantom Units credited to the Participant’s Account as of the close of business on the record date for such distribution. Such dollar amount shall then be converted into a number of Phantom Units equal to the number of whole and fractional Units that could have been purchased with such dollar amount at Fair Market Value on the distribution payment date (fractional Phantom Units shall be calculated to three decimal places, and shall be credited cumulatively).

5.3          Valuation of Accounts.  Each Non-Employee Director’s Account will be valued at the beginning of each quarter during the period Fees are deferred based upon the Fair Market Value of the Phantom Units at such date. The Account balance may increase or decrease depending upon fluctuations in value of the Units and any DERs credited to the Account since the last valuation.

5.4          Limitations on Rights Associated with Units.  The Phantom Units credited to a Participant’s Account shall be used solely as a device for the determination of the amount of the payment to be eventually distributed to the Participant in accordance with this Plan.  The Phantom Units are a notional interest only and shall not be treated as property or as a trust fund of any kind.  No Participant shall be entitled to a distribution of Units, except as provided in the Plan relating to payments of deferred Equity Compensation, or to any voting or other rights with respect to Phantom Units credited under this Plan.

ARTICLE VI
PAYMENT OF ACCOUNT

6.1          Time and Form of Payment.  A Participant’s Account shall be distributed to the Participant (or, if applicable, to the Participant’s Beneficiary, spouse or estate pursuant to Sections 6.2 and 8.7) in a single sum payment within 30 days following the Participant’s Termination of Service in the form of (i) Units equal to the number of Phantom Units credited to the Participant’s Account as a result of the Participant’s Deferral Election(s) attributable to Equity Compensation and (ii) cash equal to the Fair Market Value on the date of the Participant’s Termination of Service of the Phantom Units credited to the Participant’s Account as a result of the Participant’s Deferral Elections attributable to Cash Compensation and credits to the Participant’s Account resulting from DERs.

6.2          Death Benefits; Participant’s Beneficiary. Subject to the provisions of Section 4.4, in the event that a Participant dies before payment of the Participant’s Account(s) has been made, the Participant’s Account shall be distributed to the Participant’s Beneficiary (or, if applicable, to the Participant’s spouse or estate pursuant to Section 8.7) within 30 days of the date of the Participant’s death in the form and manner described in Section 6.1.

6.3          Tax Withholding.  No withholding or deduction for any taxes shall be made by the Company in respect of the Plan, unless required otherwise by applicable law.  Each Participant, Beneficiary or other death payee shall be solely responsible for the payment of any federal, state, local or other taxes, including but not limited to, estimated taxes and self-employment taxes, as well as any interest or penalties that may be assessed, imposed or incurred, as a result of the compensation paid under the Plan.

ARTICLE VII
ADMINISTRATION, AMENDMENT AND TERMINATION

7.1          Administration. This Plan shall be interpreted and administered by the Board.  The Board shall have the complete and final discretionary authority to determine the benefits to which any Participant or beneficiary may be entitled, to make factual findings with respect to claims for benefits, and to make all other determinations it deems necessary or advisable for administering the Plan, subject to the provisions of the Plan. Notwithstanding the foregoing, no Director who is a Participant under the Plan shall participate in any determination relating solely or primarily to his or her own Units, Phantom Units or Account.  Determinations made by the Board pursuant to this Plan shall be final, binding and conclusive on all parties.

7.2          Amendment and Termination. This Plan may be amended, modified or terminated by the Board at any time, except that no such action shall (without the consent of affected Non-Employee Directors or, if appropriate following their death, their respective Beneficiaries, spouses or personal representatives) adversely affect the rights of Non-Employee Directors or, if appropriate, their respective Beneficiaries or personal representatives with respect to amounts deferred under this Plan prior to the date of such amendment, modification, or termination.  In addition, any amendment, modification or termination shall be made in a manner that complies with Section 409A of the Code.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

8.1          Limitation on Director’s Rights. Participation in this Plan shall not give any Non-Employee Director the right to continue to serve as a member of the Board or any rights or interests other than as herein provided. No Non-Employee Director shall have any right to any payment or benefit hereunder, except to the extent provided in this Plan. This Plan shall create only a contractual obligation on the part of the Company as to such amounts and shall not be construed as creating a trust.  Non-Employee Directors shall have only the rights of general unsecured creditors of the Company with respect to amounts credited to or payable from their Accounts.

8.2          Benefits Not Transferable; Obligations Binding Upon Successors. Benefits of a Participant under this Plan shall not be assignable or transferable and any purported transfer, assignment, pledge or other encumbrance or attachment of any payments or benefits under this Plan, or any interest thereon, other than pursuant to Section 6.2, shall not be permitted or recognized. Obligations of the Company under this Plan shall be binding upon successors of the Company.

8.3          Governing Law; Severability. The validity of this Plan or any of its provisions shall be construed, administered and governed in all respects under and by the laws of the State of Delaware.  If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

8.4          Headings Not Part of Plan. Headings and subheadings in this Plan are inserted for reference only and are not to be considered in the construction of this Plan.

8.5          Consent to Plan Terms. By electing to participate in this Plan, a Participant shall be deemed conclusively to have accepted and consented to all of the terms of this Plan and to all actions and decisions of the Board with respect to the Plan. Such terms and consent shall also apply to and be binding upon each Participant’s Beneficiary or Beneficiaries, personal representative(s) and other successors in interest.

8.6          Adjustments.  In the event any recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of shares or other securities of the Partnership, stock split or reverse split, or similar business transaction or event affects Units such that an adjustment is determined by the Board to be appropriate to prevent dilution or enlargement of Participants’ rights under the Plan, then the Board shall, in a manner that is proportionate to the change to the Units and is otherwise equitable, adjust the number or kind of Phantom Units and the number of Units to be delivered upon settlement of Accounts under Article VI.

8.7          Designation of Beneficiary.  Each Participant may designate, on a form provided by the Board, one or more beneficiaries to receive payment of the Participant’s Account in the event of such Participant’s death. The Company may rely upon the beneficiary designation last filed with the Board, provided that such form was executed by the Participant or his or her legal representative and filed with the Board prior to the Participant’s death. If a Participant has not designated a beneficiary, or if the designated beneficiary is not surviving when a payment is to be made to such person under the Plan, the beneficiary with respect to such payment shall be the Participant’s surviving spouse, or if there is no surviving spouse, the Participant’s estate.

8.8          Code Section 409A.  The Plan is intended to comply with the applicable requirements of Section 409A of the Code, and to the maximum extent permitted shall be interpreted and administered accordingly.